EXHIBIT 99.1

HEICO Corporation Reports Record Net Sales, Operating Income and Net Income for the Six Months Ended April 30, 2014; Full Year Fiscal 2014 Net Income Growth Estimates Raised

2nd Quarter and Six-Month Net Income up 20% and 28% on Net Sales
Increases of 19% and 21% and Operating Income Increases of 10% and 25%

HOLLYWOOD, Fla. and MIAMI, May 20, 2014 (GLOBE NEWSWIRE) -- HEICO CORPORATION (NYSE:HEI.A) (NYSE:HEI) today reported that net income increased 20% to $28.4 million, or 42 cents per diluted share, in the second quarter of fiscal 2014, up from $23.7 million, or 35 cents per diluted share, in the second quarter of fiscal 2013.  In the first six months of fiscal 2014, net income increased 28% to a record $55.8 million, or 83 cents per diluted share, up from $43.7 million, or 65 cents per diluted share, in the first six months of fiscal 2013.

Operating income increased 10% to $49.2 million in the second quarter of fiscal 2014, up from $44.7 million in the second quarter of fiscal 2013.  In the first six months of fiscal 2014, operating income increased 25% to a record $99.6 million, up from $79.6 million in the first six months of fiscal 2013.

The Company's consolidated operating margin was 17.4% and 18.8% in the second quarter of fiscal 2014 and 2013, respectively.  The Company's consolidated operating margin improved to 18.1% in the first six months of fiscal 2014, up from 17.5% in the first six months of fiscal 2013.

Net sales increased 19% to $282.2 million in the second quarter of fiscal 2014, up from $237.7 million in the second quarter of fiscal 2013.  In the first six months of fiscal 2014, net sales increased 21% to a record $549.1 million, up from $454.2 million in the first six months of fiscal 2013.

Consolidated Results

Laurans A. Mendelson, HEICO's Chairman and CEO, commented on the Company's second quarter results stating, "We are pleased to report another outstanding quarter resulting from record net sales and operating income within the Flight Support Group and continued year-over- year growth in net sales within the Electronic Technologies Group.

Cash flow provided by operating activities increased to $55.0 million in the first six months of fiscal 2014 as compared to $44.5 million in the first six months of fiscal 2013.

Our net debt to shareholders' equity ratio was 57.9% as of April 30, 2014, with net debt (total debt less cash and cash equivalents) of $415.2 million principally incurred to fund acquisitions and the payment of special cash dividends in fiscal 2014 and 2013.  We have no significant debt maturities until fiscal 2019 and plan to utilize our financial flexibility to aggressively pursue high quality acquisition opportunities.

As we look ahead to the remainder of fiscal 2014, we continue to anticipate organic growth within our product lines that serve the commercial aviation markets.  We expect organic growth within the Electronic Technologies Group consistent with the prior year, reflecting higher demand for the majority of our products, moderated by lower demand for certain of our defense-related products.  During the remainder of fiscal 2014, we plan to remain focused on new product development, further market penetration, executing our acquisition strategies and maintaining our financial strength.

Based on our current economic visibility, we are increasing our estimate of fiscal 2014 year-over-year growth in net income to 12% - 14%, up from our prior growth estimate of 10% - 12%.  We continue to estimate fiscal 2014 year-over-year growth in net sales of 12% - 14%, our full year fiscal 2014 consolidated operating margin to approximate 18%, capital expenditures to approximate $25 million, depreciation and amortization expense to approximate $49 million and cash flow from operations to approximate $160 million."

Flight Support Group

Eric A. Mendelson, HEICO's Co-President and President of HEICO's Flight Support Group, commented on the Flight Support Group's record second quarter results stating, "We are very pleased to report another strong quarter for the Flight Support Group, with record net sales and operating income principally driven by strong organic growth and the successful integration of our fiscal 2013 acquisition.

The Flight Support Group's net sales increased 26% to a record $194.9 million and increased 28% to a record $376.5 million in the second quarter and first six months of fiscal 2014, respectively, up from $155.2 million and $294.2 million in the second quarter and first six months of fiscal 2013, respectively.  The increase in the second quarter and first six months of fiscal 2014 reflects organic growth of approximately 15% and 17%, respectively, as well as additional net sales of $15.7 million and $31.3 million, respectively, from a fiscal 2013 acquisition.  The organic growth in the second quarter and first six months of fiscal 2014 principally reflects an increase in net sales from new product offerings and improving market conditions within our aftermarket replacement parts and repair and overhaul services product lines.

The Flight Support Group's operating income in the second quarter of fiscal 2014 increased 22% to a record $36.9 million, up from $30.3 million in the second quarter of fiscal 2013, and increased 27% to a record $69.1 million in the first six months of fiscal 2014, up from $54.5 million in the first six months of fiscal 2013.  The increase in the second quarter and first six months of fiscal 2014 principally reflects the previously mentioned net sales growth.

The Flight Support Group's operating margin was 18.9% and 18.4% in the second quarter and first six months of fiscal 2014, respectively, as compared to 19.5% and 18.5% in the second quarter and first six months of fiscal 2013.  The decrease in the second quarter of fiscal 2014 principally reflects the impact of additional amortization expense from our fiscal 2013 acquisition."

Electronic Technologies Group

Victor H. Mendelson, HEICO's Co-President and President of HEICO's Electronic Technologies Group, commented on the Electronic Technologies Group's second quarter results stating, "The Electronic Technologies Group reported year-over-year net sales growth despite continued soft demand for certain of our defense products.

The Electronic Technologies Group's net sales increased 7% to $89.7 million in the second quarter of fiscal 2014, up from $83.9 million in the second quarter of fiscal 2013, and increased 9% to a record $177.2 million in the first six months of fiscal 2014, up from $162.8 million in the first six months of fiscal 2013.  The increase in the second quarter and first six months of fiscal 2014 resulted from additional net sales of $4.1 million and $12.2 million from a fiscal 2013 acquisition, as well as organic growth of approximately 2% and 1%, respectively.

The Electronic Technologies Group's operating income decreased 10% to $18.1 million in the second quarter of fiscal 2014, down from $20.2 million in the second quarter of fiscal 2013.  The decrease in the second quarter of fiscal 2014 principally reflects a less favorable product mix for certain of our space and defense products, partially offset by a $2.3 million reduction in the fair value of the contingent consideration related to a fiscal 2013 acquisition principally due to less favorable projected market conditions attributable to the future earnout period.  The Electronic Technologies Group's operating income increased 15% to a record $41.0 million in the first six months of fiscal 2014, up from $35.8 million in the first six months of fiscal 2013.  The increase in the first six months of fiscal 2014 is principally attributed to the overall impact of the acquired business.

The Electronic Technologies Group's operating margin was 20.2% and 24.1% in the second quarter of fiscal 2014 and fiscal 2013, respectively.  The decrease in the second quarter of fiscal 2014 principally reflects the aforementioned less favorable product mix.  The Electronic Technologies Group's operating margin increased to 23.2% in the first six months of fiscal 2014, up from 22.0% in the first six months of fiscal 2013.  The increase in the first six months of fiscal 2014 principally reflects the overall impact of the acquired business, partially offset by the aforementioned less favorable product mix."

(NOTE: HEICO has two classes of common stock traded on the NYSE. Both classes, the Class A Common Stock (HEI.A) and the Common Stock (HEI), are virtually identical in all economic respects.  The only difference between the share classes is the voting rights.  The Class A Common Stock (HEI.A) has 1/10 vote per share and the Common Stock (HEI) has one vote per share.)

There are currently approximately 39.7 million shares of HEICO's Class A Common Stock (HEI.A) outstanding and 26.8 million shares of HEICO's Common Stock (HEI) outstanding.  The stock symbols for HEICO's two classes of common stock on most websites are HEI.A and HEI.  However, some websites change HEICO's Class A Common Stock trading symbol (HEI.A) to HEI/A or HEIa.

As previously announced, HEICO will hold a conference call on Wednesday, May 21, 2014 at 9:00 a.m. Eastern Daylight Time to discuss its second quarter results.  Individuals wishing to participate in the conference call should dial: U.S. and Canada (877) 586-4323, International (706) 679-0934, wait for the conference operator and provide the operator with the Conference ID 33581100.  A digital replay will be available two hours after the completion of the conference for 14 days.  To access, dial: (404) 537-3406, and enter the Conference ID 33581100.

HEICO Corporation is engaged primarily in certain niche segments of the aviation, defense, space, medical, telecommunications and electronics industries through its Hollywood, Florida-based Flight Support Group and its Miami, Florida-based Electronic Technologies Group.  HEICO's customers include a majority of the world's airlines and overhaul shops as well as numerous defense and space contractors and military agencies worldwide in addition to medical, telecommunications and electronics equipment manufacturers.  For more information about HEICO, please visit our website at http://www.heico.com.

Certain statements in this press release constitute forward-looking statements, which are subject to risks, uncertainties and contingencies.  HEICO's actual results may differ materially from those expressed in or implied by those forward-looking statements as a result of factors including, but not limited to: lower demand for commercial air travel or airline fleet changes or airline purchasing decisions, which could cause lower demand for our goods and services; product development or product specification costs and requirements, which could cause an increase to our costs to complete contracts; governmental and regulatory demands, export policies and restrictions, reductions in defense, space or homeland security spending by U.S. and/or foreign customers or competition from existing and new competitors, which could reduce our sales; our ability to introduce new products and product pricing levels, which could reduce our sales or sales growth; product development difficulties, which could increase our product development costs and delay sales; our ability to make acquisitions and achieve operating synergies from acquired businesses, customer credit risk, interest and income tax rates and economic conditions within and outside of the aviation, defense, space, medical, telecommunications and electronics industries, which could negatively impact our costs and revenues; and defense budget cuts, which could reduce our defense-related revenue.  Parties receiving this material are encouraged to review all of HEICO's filings with the Securities and Exchange Commission, including, but not limited to filings on Form 10-K, Form 10-Q and Form 8-K.  We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by applicable law.

HEICO CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended April 30,
	2014	2013
Net sales	$282,232	$237,708
Cost of sales	182,310	148,260
Selling, general and administrative expenses	50,751	44,760
Operating income	49,171	44,688
Interest expense	(1,441)	(803)
Other income	350	161
Income before income taxes and noncontrolling interests	48,080	44,046
Income tax expense	15,300	15,000
Net income from consolidated operations	32,780	29,046
Less: Net income attributable to noncontrolling interests	4,413	5,346
Net income attributable to HEICO	$28,367	$23,700

Net income per share attributable to HEICO shareholders: (c)
Basic	$.43	$.36
Diluted	$.42	$.35

Weighted average number of common shares outstanding: (c)
Basic	66,437	66,294
Diluted	67,455	66,872

	Three Months Ended April 30,
	2014	2013
Operating segment information:
Net sales:
Flight Support Group	$194,892	$155,231
Electronic Technologies Group	89,741	83,937
Intersegment sales	(2,401)	(1,460)
	$282,232	$237,708

Operating income:
Flight Support Group	$36,886	$30,296
Electronic Technologies Group	18,136	20,249
Other, primarily corporate	(5,851)	(5,857)
	$49,171	$44,688

HEICO CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Six Months Ended April 30,
	2014		2013
Net sales	$549,058		$454,198
Cost of sales	357,019		287,161
Selling, general and administrative expenses	92,483		87,410
Operating income	99,556		79,627
Interest expense	(2,722)		(1,443)
Other income	508		446
Income before income taxes and noncontrolling interests	97,342		78,630
Income tax expense	32,000		24,600
Net income from consolidated operations	65,342		54,030
Less: Net income attributable to noncontrolling interests	9,520		10,372
Net income attributable to HEICO	$55,822	(a)	$43,658	(b)

Net income per share attributable to HEICO shareholders: (c)
Basic	$.84	(a)	$.66	(b)
Diluted	$.83	(a)	$.65	(b)

Weighted average number of common shares outstanding: (c)
Basic	66,415		66,242
Diluted	67,403		66,835

	Six Months Ended April 30,
	2014		2013
Operating segment information:
Net sales:
Flight Support Group	$376,477		$294,229
Electronic Technologies Group	177,233		162,778
Intersegment sales	(4,652)		(2,809)
	$549,058		$454,198

Operating income:
Flight Support Group	$69,089		$54,541
Electronic Technologies Group	41,040		35,795
Other, primarily corporate	(10,573)		(10,709)
	$99,556		$79,627

HEICO CORPORATION
Footnotes to Condensed Consolidated Statements of Operations (Unaudited)

(a) During the first six months of fiscal 2014, the Company recorded a reduction in the fair value of the contingent consideration related to a fiscal 2013 acquisition that was partially offset by lower than expected operating income at the acquired business resulting in an increase in net income attributable to HEICO of approximately $3.3 million, or $.05 per basic and diluted share.

(b) During the first quarter of fiscal 2013, the Company recognized an income tax credit for qualified research and development activities for the last ten months of fiscal 2012 upon the retroactive extension in January 2013 of Section 41 of the Internal Revenue Code, "Credit for Increasing Research Activities," to cover the period from January 1, 2012 to December 31, 2013. The tax credit, net of expenses, increased net income attributable to HEICO by $1.0 million, or $.01 per basic and diluted share, for the six months of fiscal 2013.

(c) All fiscal 2013 share and per share information has been adjusted retrospectively to reflect a 5-for-4 stock split effected in October 2013.

HEICO CORPORATION
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands)

	April 30, 2014	October 31, 2013
Cash and cash equivalents	$21,402	$15,499
Accounts receivable, net	165,053	157,022
Inventories, net	225,021	218,893
Prepaid expenses and other current assets	51,235	50,058
Total current assets	462,711	441,472
Property, plant and equipment, net	95,502	97,737
Goodwill	688,088	688,489
Intangible assets, net	227,517	241,558
Other assets	73,624	63,759
Total assets	$1,547,442	$1,533,015

Current maturities of long-term debt	$519	$697
Other current liabilities	136,352	160,589
Total current liabilities	136,871	161,286
Long-term debt, net of current maturities	436,074	376,818
Deferred income taxes	122,109	128,482
Other long-term liabilities	97,338	83,976
Total liabilities	792,392	750,562
Redeemable noncontrolling interests	37,833	59,218
Shareholders' equity	717,217	723,235
Total liabilities and equity	$1,547,442	$1,533,015

HEICO CORPORATION
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Six Months Ended April 30,
	2014	2013
Operating Activities:
Net income from consolidated operations	$65,342	$54,030
Depreciation and amortization	24,139	16,405
Share-based compensation expense	4,189	2,154
Issuance of common stock to HEICO Savings and Investment Plan	3,071	1,159
Tax benefit from stock option exercises	93	5,177
Excess tax benefit from stock option exercises	(93)	(5,112)
Deferred income tax benefit	(3,146)	(856)
Decrease in value of contingent consideration	(9,295)	(1,203)
Increase in accounts receivable	(8,113)	(4,673)
Increase in inventories	(6,199)	(9,696)
Decrease in current liabilities	(16,645)	(10,665)
Other	1,658	(2,188)
Net cash provided by operating activities	55,001	44,532

Investing Activities:
Capital expenditures	(7,485)	(9,265)
Acquisitions, net of cash acquired	(569)	(1,242)
Other	(8)	(6)
Net cash used in investing activities	(8,062)	(10,513)

Financing Activities:
Borrowings on revolving credit facility, net	60,000	97,000
Distributions to noncontrolling interests	(71,112)	(4,457)
Cash dividends paid	(27,225)	(116,645)
Acquisitions of noncontrolling interests	(1,243)	(16,610)
Revolving credit facility issuance costs	(767)	(570)
Redemptions of common stock related to share-based compensation	(273)	(2,364)
Excess tax benefit from stock option exercises	93	5,112
Proceeds from stock option exercises	400	286
Other	(936)	(325)
Net cash used in financing activities	(41,063)	(38,573)

Effect of exchange rate changes on cash	27	(19)

Net increase (decrease) in cash and cash equivalents	5,903	(4,573)
Cash and cash equivalents at beginning of year	15,499	21,451
Cash and cash equivalents at end of period	$21,402	$16,878

CONTACT: Thomas S. Irwin (954) 987-4000 ext. 7560
         Victor H. Mendelson (305) 374-1745 ext. 7590
         Carlos L. Macau, Jr. (954) 987-4000 ext. 7570